AMENDMENT NUMBER 1 TO PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 1 TO THE PARTICIPATION AGREEMENT is made as of November 27, 2006, by and between Security Benefit Life Insurance Company (the "Company"), Calamos Investment Trust (the "Fund") and Calamos Advisors, LLC, (the "Adviser"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

     WHEREAS, the Company, the Fund, and the Adviser are parties to a Participation Agreement dated July 1, 2001 (the "Agreement"); and

     WHEREAS, the parties wish to change the definition of the terms, "Account," "Contracts," and "Designated Portfolios" in such a way that the Accounts, Contracts and Designated Portfolios need not be listed on Schedule A to the Agreement, but nonetheless, for convenience the parties may determine to list them on Schedule A; and

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and Adviser agree as follows:

         1. "Account" shall mean each segregated asset account of the Company that invests in a Portfolio of the Fund and shall become subject to the terms hereof as of the date such Account first invests in a Portfolio of the Fund.

         2. "Contracts" shall mean those variable annuity and variable life insurance contracts issued by the Company supported wholly or partially by an Account.

         3. "Designated Portfolio" shall mean a Portfolio of the Fund in which an Account invests. A Portfolio of the Fund shall become a "Designated Portfolio" hereunder as of the date an Account of the Company first invests in such Portfolio.

         4. It is agreed that Company, on behalf of an Account, has access under this Agreement to all Portfolios of the Fund and all share classes thereof (including Portfolios and share classes created in the future). It shall not be necessary to list the Accounts, the Contracts, the Portfolios or the share classes on Schedule A. Notwithstanding the foregoing, a Portfolio that may be established in the future may be made available to the Company on terms different than those set forth herein as the Fund may so provide in writing to the Company. Notwithstanding the fact that Accounts, Contracts and Designated Portfolios need not be listed on Schedule A, the parties may, in their discretion and for convenience and ease of reference only, include one or more Accounts, Contracts and Designated Portfolios on Schedule A from time to time.

         5. In order to reflect the intent of this Amendment regarding Schedule A, Section 11.1 of the Agreement is deleted and replaced with the following:

          11.1 A copy of the declaration of trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts. All persons dealing with the Fund must look solely to the property of the respective Designated Portfolios as though each such Designated Portfolio had separately contracted with the Company and the Adviser for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders of the Fund assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

     6. Schedule A is deleted in its entirety and replaced with the accompanying Schedule A.

     7. All obligations of the Fund, the Portfolios and the Designated Portfolios under this Agreement are several and not joint.

     8. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement. The Agreement dated July 1, 2001 and this Amendment No. 1 constitute the entire agreement among the parties with respect to the arrangements described herein.

     9. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.



SECURITY BENEFIT LIFE INSURANCE COMPANY

     /s/Thomas A. Swank

By:  Thomas A. Swank______________________

Title:  Sr. VP, CFO & Treasurer___________

CALAMOS INVESTMENT TRUST                  CALAMOS ADVISORS, LLC

     /s/Patrick H. Dudasik                     /s/ Philip E. Moriarty

By:  Patrick H. Dudasik______________     By:  Philip E. Moriarty_______________

Title:  VP___________________________     Title:  SVP___________________________

                                                               November 27, 2006

                                   SCHEDULE A


          ACCOUNT(S)                     CONTRACT(S)               DESIGNATED PORTFOLIO(S)
SBL VARIABLE ANNUITY ACCOUNT XIV         V6029            CALAMOS CONVERTIBLE GROWTH & INCOME A

                                                          CALAMOS GROWTH A

                                                          [ADD ALL EXISTING PORTFOLIOS]
